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   As filed with the Securities and Exchange Commission on January 13, 2003
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              __________________

                                  SCHEDULE TO
                                (Rule 14d-100)
     TENDER OFFER STATEMENT UNDER SECTION 14 (d) (1) OR SECTION 13 (e) (1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                              __________________

                        NEXT LEVEL COMMUNICATIONS, INC.
                      (Name Of Subject Company (Issuer))

                        NEXT LEVEL COMMUNICATIONS, INC.
                      (Names Of Filing Persons (Issuer))
                              __________________

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                        (Title Of Class Of Securities)

                                  65333U 10 4
                     (Cusip Number Of Class Of Securities)
                              __________________

                                 KEITH A. ZAR
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        NEXT LEVEL COMMUNICATIONS, INC.
                             6085 STATE FARM DRIVE
                        ROHNERT PARK, CALIFORNIA  94928
                                (787) 584-6820

          (Name, Address And Telephone Number Of Person Authorized To
        Receive Notice And Communications On Behalf Of Filing Persons)
                              _________________

                                  COPIES TO:

         JOHN J. HUBER, ESQ.                CHRISTOPHER L. KAUFMAN, ESQ.
          LATHAM & WATKINS                       LATHAM & WATKINS
  555 11TH STREET, N.W., SUITE 1000           135 COMMONWEALTH DRIVE
       WASHINGTON, D.C.  20004             MENLO PARK, CALIFORNIA  94025
           (202) 637-2200                         (650) 328-4600

                           CALCULATION OF FILING FEE

-----------------------------------  ---------------------------------------
       Transaction Valuation*                  Amount of Filing Fee
-----------------------------------  ---------------------------------------
          Not Applicable                          Not Applicable

*Set forth the amount on which the filing fee is calculated and state how it was determined

[ ]     Check the box if any part of the fee is offset as provided by Rule
0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

Amount Previously Paid: __________________   Filing Party: _________________
Form or Registration No.:  _______________   Date Filed:   _________________

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]  third-party tender offer subject to Rule 14d-1.
[ ]  issuer tender offer subject to Rule 13e-4.
[X]  going-private transaction to Rule 13a-3.
[ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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